Exhibit 99.2

Schedule I

Name, Title	Principal Occupation	Citizenship
Directors
Marc Fogassa	Chairman of the Board and CEO of Atlas Lithium Corporation and Atlas Critical Minerals Corporation	U.S.
Roger Noriega	Managing Director, Vision Americas	U.S.
Cassiopeia Olson	Attorney	U.S.
Stephen R. Peterson, CFA	Managing Director, Prio Wealth	U.S.
Rodrigo Menck	Chief Financial Officer, Atlas Critical Minerals Corporation; Director of Atlas Lithium Corporation	Brazil

Executive Officers
Marc Fogassa	Chairman of the Board and CEO	U.S.
Tiago Miranda	Chief Financial Officer, Principal Accounting Officer and Treasurer	Brazil
Igor Tkachenko	Vice President, Corporate Strategy	U.S.